EXHIBIT 99.1
STATEMENT OF THE BOARD OF DIRECTORS
The TiVo Board of Directors announced today that it has entered into a new, three year employment agreement with its CEO, Tom Rogers. The Board issued the following statement.
“This new agreement recognizes that TiVo has entered into a pivotal period, as it optimizes its unique mix of intellectual property, consumer electronics know how, cable and satellite software development, and audience research data and ad solutions. Tom Rogers' leadership is a critical ingredient to TiVo's growing momentum and the transformation the Company has undergone.”
“Under Rogers' leadership, TiVo's team of talented professionals has transformed this unique hybrid media/technology company in four major areas: First, TiVo has turned the corner and is gaining subscribers after a prolonged period of subscriber loss. Second, TiVo's legal team has successfully begun the significant, on-going process of defending the Company's intellectual property, resulting in the collection and commitment of more than $800 million to date (with more legal actions pending). Third, TiVo's engineering efforts are leading the way for cable and satellite operators in the US and internationally to provide live, recorded, video-on-demand and over-the-top content in a single, fully integrated viewer experience. And fourth, the TiVo team has substantially improved the financial performance of the Company, including a transformation of the balance sheet.”
“By entering into this agreement, the Board of Directors is expressing its confidence in Rogers' leadership of the TiVo team, while aligning the ongoing interests of shareholders and management during this important period. The Board looks forward to working with Tom as he leads the Company in building an even better future for its shareholders, its customers, its employees, and television viewers around the world.”